March 28, 2002

Curt Phillips
Chief Financial Officer
Automotive Finance Corporation
310 East 96th Street
Suite 300
Indianapolis, IN  46240

RE: Ugly Duckling Corporation Master Loan and Security Agreement dated as of August 24, 2001


Dear Sir:

With this letter we are requesting a waiver under Article VIII Section 8.0 (o) No Defaults for December 2001 and January 2002.

As previously discussed with you, we hit termination charge-off triggers on three of our securitized trusts in December and one termination delinquency trigger on a trust in January 2002. These trigger breaches constitute an event of default under the Insurance Agreements in each of these trusts. Each of the trusts were only in breach of the termination trigger test for the month indicated and have since been under these levels. MBIA, our insurer, has indicated they will retain but not exercise their rights under the termination events to, among other things, transition servicing and retain all future cash flows from the trusts to pay off the A bondholder, assuming continued improvement in the performance of the trusts.

To further validate MBIA's intent, we are scheduled to close our first securitization of 2002 on April 2nd with MBIA acting as the insurer on the transaction.

Thank you for your time and consideration. I have provided an area on an attached page for your signature authorizing the waiver. Please call me with any further questions at 602-852-6635.


Sincerely,



Bob Fulton
Treasurer
Ugly Duckling Corporation


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The undersigned hereby waive as requested above:

Automotive Finance Corporation

By:      _________________________
Name:    _________________________
Title:   _________________________